Exhibit 10.4

For 2018 Awards

CLOUD PEAK ENERGY INC.

2009 LONG TERM INCENTIVE PLAN

(As Amended and Restated Effective March 3, 2017)

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made as of the 2nd day of March 2018 (the “Grant Date”), between Cloud Peak Energy Inc., a Delaware corporation (the “Company”), and            (the “Grantee”).

WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (As Amended and Restated Effective March 3, 2017), as the same may be further amended and restated from time to time (the “Plan”), in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant Restricted Stock Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Grant of Restricted Stock Units.

1.1.                            The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, an award of               Restricted Stock Units subject to, and in accordance with, the terms and conditions set forth in this Agreement (the “Award”).  Each Restricted Stock Unit corresponds to one Share. This Award shall be settled in accordance with Section 6 of this Agreement.

1.2.                            This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference); and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                                      Dividend Equivalent Rights.

During the period that the Restricted Stock Units are outstanding, the Grantee shall be entitled to Dividend Equivalent Rights with respect to the Restricted Stock Units, in an amount equivalent to the dividends paid by the Company on a corresponding number of Shares. Dividend Equivalent Right amounts credited to the Grantee will be deemed to be reinvested in additional Shares based on the Fair Market Value of a Share on the date the dividend is paid (with any fractional Share resulting therefrom rounded up to a whole Share), and a corresponding additional number of Restricted Stock Units will be subject to the Award hereunder.  Such additional Restricted Stock Units will be subject to the same vesting conditions and settled at the same time and in the same manner as the Restricted Stock Units to which the Dividend Equivalent Rights relate.

3.                                      Vesting and Lapse of Restrictions.

The Grantee may not sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of any Restricted Stock Units or any Shares underlying such Restricted Stock Units prior to the Vesting Date (defined below) except as may otherwise be set forth within this Agreement, and the Restricted Stock Units are also restricted and may be forfeited to the Company as provided herein (together, the “Restrictions”).  Subject to Sections 4 and 5 hereof, provided that the Grantee continues to serve as an employee of the Company or any of its Subsidiaries, all Restrictions shall lapse and the Restricted Stock Units shall vest on the third anniversary of the Grant Date (such date, the “Vesting Date”).

4.                                      Effect of Certain Terminations of Employment.

4.1.                            Termination—Generally.  Except in the case of a termination described in Sections 4.2, 4.3 or 5 hereof, in the event the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated on or after the Grant Date and prior to the Vesting Date, all Restricted Stock Units on which the Restrictions have not yet lapsed shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee.

4.2.                            Qualifying Terminations.  If the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated for any of the reasons set forth below (and subject to Section 5 hereof), in each case if such termination occurs on or after the Grant Date and prior to the Vesting Date, a Pro Rata Portion (as defined below) of the Restricted Stock Units shall vest, and the Restrictions on such Restricted Stock Units shall lapse, as of the date of such termination, and the remaining Restricted Stock Units on which the Restrictions have not yet lapsed shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee.  The “Pro Rata Portion” shall mean the total number of Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days between (A) the Grant Date and (B) the date of the Grantee’s termination of employment, and the denominator of which is 1,096.

(a)                                 Death

(b)                                 Disability (as defined in the Plan)

(c)                                  Redundancy (as defined below)

(d)                                 If the Grantee is not subject to an Employment Agreement (as defined below), termination for any other reason, other than a termination by the Company for Cause (as defined in the Plan), if there are exceptional circumstances and the Committee so decides prior to the date of the termination of the Grantee’s employment.

(e)                                  If the Grantee is subject to an Employment Agreement, termination by the Company for any reason other than for Cause as defined therein.

(f)                                   If the Grantee is subject to an Employment Agreement, termination by the Grantee for Good Reason as defined therein.

4.3.                            Retirement.  If the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated due to the Grantee’s Retirement (as defined below, and subject to Section 4.2 and Section 5 hereof) on or after the Grant Date and prior to the Vesting Date, a portion (as calculated below) of the Restricted Stock Units shall vest as of the date of such termination, and the remaining Restricted Stock Units on which the Restrictions have not yet lapsed shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee.  Solely for purposes of determining which portion of the Restricted Stock Units will vest upon the Grantee’s termination of employment due to a Retirement, the Restricted Stock Units will be divided into three separate tranches and service periods as set forth in the table below; provided, however, that the table below is not intended to modify the original Vesting Date set forth in Section 3 above:

	Percentage of Restricted Stock Units Assigned to Tranche	Period of Service Assigned to Restricted Stock Units	“Date of Nonforfeitability” for Tranche
Tranche 1	One-Third (1/3)	Grant Date to 3/1/2019	3/2/2019
Tranche 2	One-Third (1/3)	3/2/2019 to 3/1/2020	3/2/2020
Tranche 3	One-Third (1/3)	3/2/2020 to 3/1/2021	3/2/2021

If the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated due to the Grantee’s Retirement prior to any Date of Nonforfeitability for a tranche set forth above, the Restricted Stock Units assigned to that tranche shall be forfeited to the Company in its entirety without payment of consideration to the Grantee.  If the Grantee’s employment with the Company or any of its Subsidiaries is terminated due to the Grantee’s Retirement on or following the Date of Nonforfeitability for a tranche set forth above, the Restricted Stock Units assigned to the tranche will become immediately vested and all Restrictions on such Restricted Stock Units shall lapse.

For example, if the Grantee terminates his employment due to a Retirement on March 31, 2020, he will become immediately vested in Tranche 1 and Tranche 2 of his Restricted Stock Units.  All Restricted Stock Units assigned to Tranche 3 will be forfeited.

By accepting the Restricted Stock Units, the Grantee acknowledges his understanding that if the Grantee becomes Retirement-eligible prior to the Vesting Date, the Retirement provisions within this Section 4.3 may result in one or more tranches of the Restricted Stock Units being deemed to have vested for certain tax purposes prior to the time that this Agreement contractually vests the Restricted Stock Units.

4.4.                            Definitions.  For purposes of this Agreement:

(a)                                 “Employment Agreement” means an effective, written employment agreement between the Grantee and the Company or any of its Subsidiaries, and also includes any executive severance policy, change in control agreement or similar written policies and agreements applicable to the Company’s Chief Executive Officer (“CEO”) and/or direct reports to the CEO, regardless of the specific title for any such policies or agreements. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 or Section 5 and any Employment Agreement, the terms of the Employment Agreement shall control.

(b)                                 “Redundancy” means the Company or any of its Subsidiaries, as applicable, has ceased, or intends to cease, to carry on the business or particular business function for the purposes of which the Grantee is or was employed by it, or has ceased, or intends to cease, to carry on that business or particular business function in the place where the Grantee is or was employed.

(c)                                  “Retirement” means retirement at or after age 65, or early retirement at or after age 55 with 10 years of service with the Company or any of its Subsidiaries.

5.                                      Effect of a Termination Following a Change in Control.

If, within the two (2) year period following a Change in Control (as defined in the Plan), the Grantee’s employment with the Company and its Subsidiaries, or the surviving or successor entity thereto, as applicable, is terminated (a) by the Company and its Subsidiaries, or the surviving or successor entity thereto, as applicable, without Cause (as defined in the Plan or, if applicable, an Employment Agreement) or (b) if the Grantee is subject to an Employment Agreement, by the Grantee for Good Reason as defined therein, all outstanding Restricted Stock Units which have not become vested in accordance with Section 3 hereof shall vest, and the Restrictions on such Restricted Stock Units shall lapse in their entirety as of the date of such termination.

6.                                      Settlement of Restricted Stock Units.

6.1.                            Except as otherwise provided within this Agreement, not more than thirty (30) days after the Vesting Date (or such earlier date of vesting as described in Sections 4 or 5 above, if applicable), the Company will pay or deliver to the Grantee (or in the case of the Grantee’s death, the Grantee’s Beneficiary or, if none, the Grantee’s estate), in the Committee’s sole discretion, with respect to each vested Restricted Stock Unit subject to this Agreement, and subject to the satisfaction of Section 11 below: (a) one Share, (b) an amount of cash equal to the Fair Market Value of one Share on the Vesting Date (or such earlier date of vesting), or (c) any combination of the foregoing. The value of any fractional Restricted Stock Units, if any, shall be rounded down at the time Shares or cash payments are issued or paid to the Grantee in connection with the vested Restricted Stock Units.  No fractional Shares, nor the cash value of any fractional Shares, will be issuable or payable to the Grantee pursuant to this Agreement.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Section 6 shall be construed to create a trust or a funded or secured obligation of any kind.

6.2.                            Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares, if any, pursuant to this Agreement will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed, including any shareholder approval requirements necessary to issue the Shares (the “Share Issuance Restrictions”).    No Shares will be issued if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued unless (a) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Restricted Stock Units will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained.  As a condition to any issuance, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Shares available for issuance.  If the issuance of any Shares hereunder is not permissible under the Share Issuance Restrictions or for any other reason described above, then the Committee may, in its sole discretion, take any of the following actions: (i) pay to the Grantee, with respect to one or more Shares subject to this Agreement, an amount of cash equal to the Fair Market Value of such Share(s), (ii) cancel this Award or any portion thereof, (iii) provide to the Grantee any alternative compensation in lieu of any or all of the Shares, (iv) any combination of the foregoing, or (v) elect any other response that it deems appropriate to respond to the Share Issuance Restrictions or other reasons described above as the Committee may determine in its sole discretion.

6.3.                            The Grantee may receive, hold, sell or otherwise dispose of any Shares delivered to him or her pursuant to this Section 6 free and clear of the Restrictions, but subject to compliance with all federal, state and other similar securities laws and the Company’s insider trading policies and stock ownership requirements.

6.4.                            The Company intends that payments under this Agreement be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance and regulations promulgated thereunder (“Section 409A”).  This Agreement shall be operated and interpreted consistent with the foregoing intent; provided, that the Company makes no representation that the Agreement complies with Section 409A and shall have no liability to the Grantee for any failure to comply with Section 409A.  Notwithstanding Section 6.1 of this Agreement, and to the extent required by Section 409A, if the Grantee is a “specified employee” as defined under Section 409A  and would be eligible to receive Shares or cash in settlement of Restricted Stock Units granted hereunder that are subject to Section 409A upon his or her “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)), such settlement may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.  Upon the expiration of the applicable Section 409A deferral period described in the foregoing sentence, settlement of the Restricted Stock Units will be made in cash or Shares (or otherwise as described in Sections 6.1 and 6.2) in a lump sum as soon as practicable, but in no event later than thirty (30) days following such expired period.

7.                                      Rights of the Grantee.

The Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by this Agreement until the Restricted Stock Units vest and Shares, if any, are issued by the Company and deposited in the Grantee’s account at a transfer agent or other custodian selected by the Committee, or are issued to the Grantee upon settlement of the vested Restricted Stock Units granted under this Agreement.  The Grantee’s rights in respect of the unvested Restricted Stock Units shall be limited to those of a general unsecured creditor of the Company.

8.                                      Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

9.                                      No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, any Subsidiary or any Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, any Subsidiary or any Division to terminate the Grantee’s employment therewith at any time. For the avoidance of doubt, nothing herein is intended to modify the terms and provisions of any Employment Agreement applicable to the Grantee.

10.                               Clawback Policies.

This Agreement is subject to any written clawback policies the Company, with the approval of the Board, may adopt.  These clawback policies may subject the Grantee’s rights and benefits under this Agreement to reduction, cancellation, forfeiture or recoupment if certain specified events and wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events and wrongful conduct specified in any such clawback policies adopted by the Company, with the approval of the Board, and that the Company determines should apply to this Agreement.

11.                               Withholding of Taxes.

To the extent that the receipt of the Restricted Stock Units or the lapse of any Restrictions and payment in connection therewith results in compensation income or wages to the Grantee for federal, state or local tax purposes, the Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligations under applicable tax laws or regulations, and if the Grantee fails to do so, the Company is authorized to and shall withhold from any cash or stock remuneration (including withholding any Shares distributable to the Grantee under this Agreement) then or thereafter payable to the Grantee any tax required to be withheld by reason of such resulting compensation income or wages.  The Grantee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Grantee as a result of the receipt of the Restricted Stock Units, the lapse of any Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Restrictions.

12.                               Signatures in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. Electronic acceptance and signatures shall have the same force and effect as original signatures.

13.                               Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto or as otherwise provided in the Plan.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

14.                               Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.                               Governing Law.

Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16.                               Notice.

All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing. For Grantees who are employees or former employees, the Company shall be entitled to rely on the most recent address provided to the Company by such Grantee or otherwise verified by such Grantee as being the current mailing address for such Grantee.

17.                               Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s Beneficiaries, heirs, executors, administrators and successors.

18.                               Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided, however, that this dispute resolution provision shall not interfere with Grantee’s rights to pursue and protect the Grantee’s legal rights in a court of competent jurisdiction.

19.                               Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By: Colin Marshall	Print Name:
Title: President, Chief Executive Officer and Chief Operating Officer